Conference Call:	Today, Thursday, November 3, 2011 at 10:00 a.m. ET
Dial-in Numbers:	866-395-2657 or 706-902-0717 (International)
Webcast / Replay URL:	www.integramed.com or www.earnings.com
Phone Replay:	855-859-2056 or 404-537-3406 through November 10, 2011
Conference ID #:	20152335

IntegraMed® Q3 EPS increased to $0.12 vs. $0.09;
Revenue Rose 15% to a Record $69.4M

PURCHASE, NEW YORK — November 3, 2011 -- IntegraMed America, Inc. (NASDAQ: INMD), a leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, today announced results for the third quarter and the nine months ended September 30, 2011 and reviewed plans for the balance of the year.

Summary Financial Results (in thousands, except per share data)
	Three Months Ended 9/30/11	Three Months Ended 9/30/10	% Change	Nine Months Ended 9/30/11	Nine Months Ended 9/30/10	% Change
Revenue: Attain Fertility Centers	$50,816	$45,899	10.7%	$149,067	$135,523	10.0%
Vein Clinics	18,581	14,658	26.8%	53,640	43,826	22.4%
Total Revenue	$69,397	$60,557	14.6%	$202,707	$179,349	13.0%
Contribution: Attain Fertility Centers	4,656	4,636	0.4%	13,262	13,470	(1.5%)
Vein Clinics	543	112	383.6%	1,984	2,935	(32.4%)
Total contribution	$5,199	$4,748	9.5%	$15,246	$16,405	(7.1%)
G&A Costs	$2,715	$2,961	(8.3%)	$8,757	$9,403	(6.9%)
Legal Settlement	-	-	na	$1,650	-	100%
Interest Expense	126	192	(36.4%)	400	685	(41.6%)
Income before Inc. Taxes	2,403	1,628	47.6%	4,581	6,420	(28.6%)
Income Taxes	962	529	81.6%	1,833	2,585	(29.1%)
Net income	$1,441	$1,099	31.2%	$2,748	$3,835	(28.4%)
Diluted EPS	$0.12	$0.09	30.1%	$0.23	$0.34	(31.7%)
Diluted Shares	11,865	11,771	0.8%	11,869	11,314	4.9%
Adjusted EBITDA (as defined below) (1)	$5,132	$3,854	33.2%	$12,298	$13,256	(7.2%)
IntegraMed uses the term "Adjusted EBITDA" when reporting financial results in accordance with SEC rules regarding the use of financial measures not calculated in accordance with generally accepted accounting principles (GAAP).  Adjusted EBITDA is used as a management tool to measure and monitor financial performance, and certain of covenants in the Company’s credit facility are tied to Adjusted EBITDA.  While providing useful information, Adjusted EBITDA should not be considered in isolation as a measure of financial performance under GAAP.  Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.  A reconciliation to Adjusted EBITDA is provided below.

IntegraMed CEO, Jay Higham, commented, “These results are a testament that the underlying business is healthy and that our vein care growth strategy is indeed delivering results. As we said when we launched our growth initiative in early 2010, we are building a business for the long-term and are now beginning to see the returns on those investments. In summary, we are happy with the progress we have achieved and the opportunity for long-term growth across both of our segments. We believe that our strategy is working, and are pleased to begin driving this success to the bottom line.”

“Our Attain Fertility Centers business continued to outperform the overall fertility market, showcasing the value-add that we bring to our partner and affiliate centers. Growth across this segment was driven at both partners and affiliates, with healthy underlying metrics, including growth in new patients and IVF and IUI cycles. However, contribution for the segment continues to be muted due to the re-allocation of G&A expenses from the corporate level that took place earlier this year. Going forward, this segment will benefit from our focus on new fertility center acquisitions, in-market mergers and continued expansion of the Attain IVF treatment financing program.

“As anticipated, in our Vein Clinics business, we are seeing the contribution from the recently opened clinics as well as the added operational efficiency across our mature clinics as reflected in the almost 400% increase in contribution. With net revenues increasing by 26.8% versus the prior year, this segment of our business is reflecting both same and new-store growth that will result in continued strong performance going forward. As the roll-out of new clinics has indeed proven to be successful, we expect some minor delays in bringing to market a few of the clinics previously slated for year-end. We are reaffirming plans to open 10 new clinics in 2012 with the majority of those clinics opening in the first half of the year.”

Attain Fertility Centers
	Q3 2011	Q3 2010	Change	% Change
Revenue:	$50.8M	$45.9M	$4.9M	10.7%
Contribution:	$4.7M	$4.6M	$0.1M	0.4%
Fertility Partner Data:
New Patient Visits:	7,412	6,933	479	6.9%
IVF Cycles:	3,821	3,578	243	6.8%
IUI Cycles:	6,244	6,103	141	2.3%
Attain IVF Program Data:
Applications:	730	713	17	2.4%
Enrollments:	418	448	(30)	(6.7%)
Pregnancies:	285	289	(4)	(1.4%)

The Attain Fertility Centers Division had solid demand across both its fertility partners as well as the Attain IVF program. Overall, revenue in this division grew 10.7% in Q3 ‘11, reflecting the Company’s ability to outpace the fertility market as a whole, which remains flat. Fertility partner centers also experienced healthy growth in new patient visits, with growth in IVF cycle volumes outpacing that of the lower priced IUI cycles.

During the quarter, the Company did experience a small drop in Attain IVF enrollments compared to the same period last year. Although applications continued to grow, a similar slow down in enrollments was noted in early 2009, as this is a very economically sensitive component of the Company’s business given its average price point of approximately $25,000.

Looking ahead, IntegraMed remains committed to additional fertility center acquisitions and signing new Attain IVF program affiliates that will help drive added revenue, further diversify its geographic footprint and consolidate the Company’s positions as a leader in this market.

Vein Clinics (VCA)
	Q3 2011		Q3 2010		Change		% Change
Revenue Mature Clinics (1)	$14.3M		$14.1M		$0.2M		1.6%
Revenue New Clinics (2)	$4.3M		$0.6M		$3.7M		616.7%
Total Vein Clinics Revenue:	$18.6M		$14.7M		$3.9M		26.8%
Contribution Mature Clinics	$2.5M		$2.3M		$0.2M		11.5%
Contribution New Clinics	$(0.5M	)	$(0.5M	)	$0.0M		0.0%
Division Overhead Expenses	$(1.5M	)	$(1.6M	)	$(0.1M	)	(6.2%)
Total Vein Clinics Contribution:	$0.5M		$0.1M		$0.4M		383.6%
Inquiries:	6,402		5,231		1,171		22.4%
New Consultations:	4,977		3,781		1,196		31.6%
First Leg Starts:	2,575		2,097		478		22.8%
Total Clinics (net):	44		37		7		18.9%
(1)	Defined as clinics opened prior to January 1, 2010.
(2)	Defined as clinics opened after January 1, 2010.

Driven by revenue from new clinics – those clinics opened after January 2010 – the Vein Clinics division was able to further leverage its top line growth contributing to the Company’s overall EPS results of $0.12 vs. $0.09 in the previous year period. Revenue from mature clinics was relatively flat as the Company continued to make adjustment to its operations and staffing. In addition, the segment continues to see approximately 98% of its revenue coming from managed care and commercial insurance reimbursement (15% of which is Medicare), with the remainder being self-pay.

IntegraMed opened one new vein clinic in Q3, bringing the total new clinics opened year-to-date and over the last twelve months to four and ten, respectively. The total number of clinics in operation stands at 44 as of the end of Q3.

As in recent quarters, Vein clinic contribution was impacted by the net new clinic start-up losses, which amounted to $0.5 million, which was consistent with what the Company experienced during the third quarter of 2010. The Company anticipates start-up losses of approximately $500,000 for Q4. In addition, it is anticipated that there will be approximately $3 million in start up losses in 2012, with half those losses occurring in Q1 2012 and the balance equally spread across the remainder of the year in a very similar pattern to 2011.

Cash Flow and Balance Sheet
IntegraMed’s cash and cash equivalents rose to $54.4 million, versus $52.2 million at September 30, 2010 and $50.2 million at year-end 2010, principally reflecting cash flow from operating activities of $17.6 million in the first nine months of 2011, inclusive of the $1.65 million pre-tax provision for the settlement of a medical malpractice suit during Q2. This compares to $19.2 million for the first nine months of 2010.

IntegraMed CFO, Tim Sheehan, added, “We are pleased with our quarterly revenue record and with our ability to continue to generate cash. In addition, our balance sheet continues to improve as reflected in the nearly 25% reduction in our overall debt position and the $4.3 million increase in our cash position.”

INTEGRAMED AMERICA, INC.
SUPPLEMENTARY DATA
(all amounts in thousands)
(unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and amortization of deferred compensation.  The Company believes that the most directly comparable financial measure to Adjusted EBITDA in accordance with GAAP is net income.  The following table provides a reconciliation of Adjusted EBITDA to net income for the periods presented:

	Three months ended, September 30,		Nine months ended, September 30,
	2011	2010	2011	2010

Net Income	$1,441	$1,099	$2,748	$3,835

Adjustments:
Interest Expense	126	192	400	685
Income Tax Expense	962	529	1,833	2,585
Depreciation & Amortization	2,350	1,695	6,284	5,080
Amortization of Deferred Compensation	253	339	1,033	1,071
Adjusted EBITDA	5,132	$3,854	$12,298	$13,256

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with a current focus on the fertility and vein care markets.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.

Attain Fertility Centers, an IntegraMed Specialty, is the nation’s largest fertility center network, with 14 company-managed partner centers and 25 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network practice.

Vein Clinics of America, an IntegraMed Specialty, is the leading provider of specialty vein care services in the U.S. The IntegraMed Vein Clinic network operates 44 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit: www.integramed.com for investor background, www.attainfertility.com for fertility, or www.veinclinics.com for vein care.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of November 3, 2011 and IntegraMed undertakes no duty to update this information.

CONTACT:
Media/Investors:
Norberto Aja, David Collins
Jaffoni & Collins Incorporated
inmd@jcir.com
212-835-8500

(tables follow)

IntegraMed America, Inc.
Consolidated Statement of Operations
(All amounts in thousands, except per share amounts)
(unaudited)

	For the Three-month period Ended September 30,		For the Nine-month period Ended September 30,
	2011	2010	2011	2010
Revenue
Attain Fertility Centers	$50,816	$45,899	$149,067	$135,523
Vein Clinics	18,581	14,658	53,640	43,826
Total Revenues	69,397	60,557	202,707	179,349

Costs of services and sales
Attain Fertility Centers	46,160	41,263	135,805	122,053
Vein Clinics	18,038	14,546	51,656	40,891
Total Cost of Services and Sales	64,198	55,809	187,461	162,944

Contribution
Attain Fertility Centers	4,656	4,636	13,262	13,470
Vein Clinics	543	112	1,984	2,935
Total Contribution	5,199	4,748	15,246	16,405

General and administrative expenses	2,715	2,961	8,757	9,403
Legal Settlement	-	-	1,650	-
Interest income	(45)	(33)	(142)	(103)
Interest expense	126	192	400	685
Total other expenses	2,796	3,120	10,665	9,985

Income before income taxes	2,403	1,628	4,581	6,420
Income tax provision	962	529	1,833	2,585
Net income	$1,441	$1,099	$2,748	$3,835

Basic and diluted earnings per share of Common Stock:
Basic earnings per share	$0.12	$0.09	$0.23	$0.34
Diluted earnings per share	$0.12	$0.09	$0.23	$0.34

Weighted average shares – basic	11,844	11,718	11,831	11,264
Weighted average shares – diluted	11,865	11,771	11,869	11,314

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IntegraMed America, Inc.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)
(unaudited)

	September 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$54,441	$50,183
Patient and other receivables, net	7,712	7,350
Deferred taxes	2,178	2,510
Other current assets	9,903	9,611

Total current assets	74,234	69,654

Fixed assets, net	22,169	19,264
Intangible assets, Business Service Rights, net	24,365	22,915
Goodwill	30,334	30,334
Trademarks	4,442	4,442
Other assets	2,085	2,046

Total assets	$157,629	$148,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,512	$3,626
Accrued liabilities	20,481	17,265
Current portion of long-term notes payable & other obligations	3,846	3,784
Due to Fertility Medical Practices, net	13,520	11,246
Attain IVF Refund Program and other patient deposits	17,939	15,852

Total current liabilities	58,298	51,773

Deferred tax liabilities	4,004	2,454
Long-term notes payable and other obligations	8,095	10,908
Total long-term liabilities	70,397	65,135
Commitments and Contingencies

Shareholders' equity:
Common stock	119	117
Capital in excess of par	77,711	76,483
Other comprehensive (loss)	(55)	(55)
Treasury stock	(330)	(64)
Retained Earnings	9,787	7,039
Total shareholders' equity	87,232	83,520

Total liabilities and shareholders' equity	$157,629	$148,655

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INTEGRAMED AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)
(Unaudited)

	For the Nine-month period Ended June 30,
	2011	2010

Cash flows from operating activities:
Net income	$2,748	$3,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,284	5,079
Deferred income tax provision	1,986	93
Deferred stock based compensation	1,033	1,071
Changes in assets and liabilities
(Decrease) increase in assets:
Patient and other accounts receivable	(362)	(440)
Other current assets	(292)	(1,937)
Other assets	(39)	342
(Decrease) increase in liabilities:
Accounts payable	(1,114)	(7)
Accrued liabilities	2,951	1,887
Due to medical practices	2,274	6,018
Attain IVF Refund patient deposits	2,087	3,223
Net cash provided by (used in) operating activities	17,556	19,164

Cash flows used in investing activities:
Purchase of business service rights	(2,422)	-
Purchase of fixed assets and leasehold improvements	(8,217)	(4,525)
Net cash used in investing activities	(10,639)	(4,525)

Cash flows used in financing activities:
Principle repayments on debt	(2,751)	(10,423)
Common stock transactions, net	-	19,092
Proceeds from stock option exercises	92	-
Net cash provided by (used in) financing activities	(2,659)	8,669

Net increase (decrease) in cash	4,258	23,308
Cash and cash equivalents at beginning of period	50,183	28,865
Cash and cash equivalents at end of period	$54,441	$52,173

Supplemental Information:
Interest paid	$403	$780
Income taxes paid	$347	$2,172

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